UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2013

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX  78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2013, Silicon Laboratories International Pte. Ltd. (“Silicon Laboratories International”), the Singapore subsidiary of Silicon Laboratories Inc. (“Silicon Laboratories”) completed the acquisition of Energy Micro AS (“Energy Micro”) for initial cash consideration of $115.0 million plus an amount equal to the sum of Energy Micro’s current assets minus the sum of (a) current liabilities and (b) debt as of the closing date. The Share Purchase Agreement (the “Purchase Agreement”) also provides for deferred consideration with a fair value of approximately $22 million at June 6, 2013 to be paid out over 4 years. The Purchase Agreement also provides for additional consideration of up to approximately $33.3 million (the “Earn-Out”) that is payable based on the extent to which the annual revenue growth rate from certain Energy Micro and Silicon Laboratories products (the “Earn-Out Products”) exceeds 25% per year, over a five-year period from fiscal 2014 through 2018 (the “Earn-Out Period”). The Earn-Out is payable on an annual basis and in no event shall exceed $6,666,666 per year, unless revenue from the Earn-Out Products exceeds $400 million in a single fiscal year during the Earn-Out Period (in which case, the entire Earn-Out amount less any amounts previously paid will become payable).

The acquisition was completed pursuant to the terms of the Purchase Agreement dated June 6, 2013, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2013 and is incorporated herein by reference. The foregoing description of the transaction is qualified in its entirety by the full text of the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
2.1

Share Purchase Agreement, dated June 6, 2013, by and between Silicon Laboratories International Pte. Ltd. and Energy AS and Silicon Laboratories Inc. (filed as Exhibit 2.1 to the Form 8-K filed on June 7, 2013)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

July 1, 2013	/s/ John C. Hollister

Date	John C. Hollister Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Purchase Agreement, dated June 6, 2013, by and between Silicon Laboratories International Pte. Ltd. and Energy AS and Silicon Laboratories Inc. (filed as Exhibit 2.1 to the Form 8-K filed on June 7, 2013)